Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-145845

Pricing Supplement to the Prospectus dated August 27, 2008 and the Prospectus Supplement dated August 27, 2008

$250,000,000

iPath® GBP/USD Exchange Rate ETN

The iPath® Exchange-Traded Notes due May 14, 2037 (the “Securities”) are linked to the British pound / U.S. dollar exchange rate, do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the British pound / U.S. dollar exchange rate, an accumulation component and an investor fee. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Medium-Term Notes, Series A

Underlying Index: The return on the Securities is linked to the performance of the British pound / U.S. dollar exchange rate (the “GBP/USD exchange rate” or the “Index”). The GBP/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the British pound and the U.S. dollar. When the British pound appreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) increases; when the British pound depreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) decreases. The GBP/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one British pound in the interbank market for settlement in two days, as reported each day shortly after 10:00 a.m. on Reuters page 1FED or any successor page.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol GBB. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Early Redemption: Subject to the notification requirements described in this pricing supplement, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which equals (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time,. on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities – Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from May 17, 2007 to May 7, 2037, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, May 7, 2037, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Currency Component: The currency component on any given day will be equal to the GBP/USD exchange rate on that day (or, if such day is not a trading day, the GBP/USD exchange rate on the immediately preceding trading day) divided by the GBP/USD exchange rate on the inception date.

Accumulation Component: The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

Index Factor: The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

Deposit Rate: The deposit rate on any given day will be equal to the Sterling Overnight Index Average, as reported on Reuters page SONIA or any successor page on the immediately preceding business day (the “SONIA”), minus 0.25%. The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of British pounds.

Investor Fee: The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the GBP/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Daycount Fraction: The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

Trading Day: A trading day is a day on which (i) the GBP/USD exchange rate is reported on Reuters page 1FED or any successor page, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

Inception Date: May 8, 2007.

CUSIP Number: 06739F176

ISIN: GB00B1WPB621

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated November 5, 2008

Issued in denominations of $50

Cover Page, continued:

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. Barclays Global Investors Services or Barclays Global Investors Fund Distribution Company, each an affiliate of Barclays Bank PLC and a member of the Financial Industry Regulatory Authority, Inc. (formerly NASD, Inc.), may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
THE INDEX	PS-14
VALUATION OF THE SECURITIES	PS-17
SPECIFIC TERMS OF THE SECURITIES	PS-18
CLEARANCE AND SETTLEMENT	PS-22
USE OF PROCEEDS AND HEDGING	PS-22
SUPPLEMENTAL TAX CONSIDERATIONS	PS-22
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-25
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-3
DESCRIPTION OF MEDIUM-TERM NOTES	S-20
TERMS OF THE NOTES	S-30
INTEREST MECHANICS	S-36
CERTAIN FEATURES OF THE NOTES	S-38
REFERENCE ASSETS	S-47
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-87
PLAN OF DISTRIBUTION	S-88
USE OF PROCEEDS AND HEDGING	S-90
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-91
VALIDITY OF SECURITIES	S-104

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF PREFERENCE SHARES	24
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	30
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	52
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	56
WHERE YOU CAN FIND MORE INFORMATION	56
FURTHER INFORMATION	56
VALIDITY OF SECURITIES	57
EXPERTS	57
EXPENSES OF ISSUANCE AND DISTRIBUTION	57

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange-Traded Notes due May 14, 2037 (the “Securities”) and linked to the British pound / U.S. dollar exchange rate (the “GBP/USD exchange rate” or the “Index”) as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 27, 2008, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 27, 2008, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	What is the British pound?

•	What does the GBP/USD exchange rate reflect?

•	How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the GBP/USD exchange rate. The Securities will be issued in denominations of $50.

The GBP/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the British pound and the U.S. dollar. When the British pound appreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) increases; when the British pound depreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) decreases. The GBP/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one British pound in the interbank market for settlement in two days, as reported each day shortly after 10:00 a.m. on Reuters page 1FED or any successor page.

If you have not previously redeemed your Securities, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which equals (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The currency component on any given day will be equal to the GBP/USD exchange rate on that day (or, if such day is not a trading day, the GBP/USD exchange rate on the immediately preceding trading day) divided by the GBP/USD exchange rate on the inception date.

The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

The deposit rate on any given day will be equal to the Sterling Overnight Index Average, as reported on Reuters page SONIA or any successor page on the immediately preceding business day (the “SONIA”), minus 0.25%. The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of British pounds.

The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A valuation date is each business day from May 17, 2007 to May 7, 2037, inclusive, or, if such date is not a trading day, the next succeeding trading day.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “– How Do the Securities Perform at Maturity? – Hypothetical Examples” below and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the GBP/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”). If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – If the GBP/USD exchange rate decreases or does not increase sufficiently, after accounting for the accumulation component, to offset any negative effect of the investor fee, you may receive less than your original investment in the Securities.

•

Currency Risk – The return on the Securities is linked to the performance of the GBP/USD exchange rate which, in turn, is linked to the values of the U.S. dollar and the British pound. Currency prices may change unpredictably, affecting the GBP/USD exchange rate and, consequently, the value of your Securities in unforeseeable ways.

•	No Interest Payments – You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist – Although we have listed the Securities on NYSE Arca, a trading market for your Securities may not exist at any time. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in currency prices in general and the GBP/USD exchange rate in particular.

•

You believe the value of the British pound relative to the U.S. dollar and/or the accumulation component will increase by an amount sufficient to offset any negative effect of the investor fee during the term of the Securities.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the GBP/USD exchange rate.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in currency prices in general and the GBP/USD exchange rate in particular.

•

You believe the value of the British pound relative to the U.S. dollar will decrease or will not increase by an amount sufficient to offset any negative effect of the investor fee during the term of the Securities, even after accounting for the accumulation component.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

In the opinion of Sullivan & Cromwell LLP, pursuant to Revenue Ruling 2008-1, subject to certain assumptions set forth below under “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations”, your Securities should be treated as debt instruments denominated in British pounds that are variable rate debt instruments subject to the original issue discount rules applicable to foreign currency-denominated notes. Under those rules, you must include original issue discount, or OID, in your gross income for federal income tax purposes as it accrues (regardless of your method of accounting), even though you will not receive cash attributable to that income until the sale, redemption or maturity of your Securities. In general, the effect of these rules is that you should be required to accrue an amount of OID with respect to your Securities for each taxable year that is equal to the accumulation component for that year minus the investor fee that accrued in such year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” in this pricing supplement.

What is the British Pound?

The British pound is the official currency of the United Kingdom. We have obtained all information in this pricing supplement relating to the British pound and the GBP/USD exchange rate from public sources, without independent verification.

What Does the GBP/USD Exchange Rate Reflect?

The GBP/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the British pound and the U.S. dollar. When the British pound appreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) increases; when the British pound depreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) decreases. The GBP/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one British pound in the interbank market for settlement in two days, as reported each day shortly after 10:00 a.m. on Reuters page 1FED or any successor page.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1: Calculate the currency component

The currency component on any given day will be equal to the GBP/USD exchange rate on that day (or, if such day is not a trading day, the GBP/USD exchange rate on the immediately preceding trading day) divided by the GBP/USD exchange rate on the inception date.

Step 2: Calculate the accumulation component

The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

Step 3: Calculate the index factor

The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

Step 4: Calculate the investor fee

The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 5: Calculate the payment

You will receive a cash payment at maturity or upon redemption, as applicable, equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the GBP/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the GBP/USD exchange rate has decreased by approximately 60% at maturity, as well as two examples in which the GBP/USD exchange rate has increased by approximately 110% at maturity. These examples also highlight the behavior of the accumulation component in different circumstances. Because the accumulation component is a weighted average measure, the absolute level of the accumulation component will be dependent upon the path taken by the deposit rate during the term of the Securities. The figures in these examples have been rounded for convenience. Figures for year end 30 in each example are as of the final valuation date, and given the indicated assumptions, a holder will receive payment in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Principal	Starting GBP/USD Exchange Rate	Starting Deposit Rate
0.40%	365	$50.00	1.993	5.27%

A	B	C	D	E	F	G	H	I
Year	GBP/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	1.993	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	1.788	0.8970	2.246%	1.0225	91.71%	$0.18	$0.18	$45.67
2	1.789	0.8973	2.464%	1.0477	94.01%	$0.19	$0.37	$46.63
3	1.884	0.9452	1.794%	1.0665	100.80%	$0.20	$0.57	$49.83
4	1.801	0.9036	1.470%	1.0821	97.78%	$0.20	$0.77	$48.12
5	1.666	0.8360	1.742%	1.1010	92.04%	$0.18	$0.95	$45.07
6	1.687	0.8463	1.124%	1.1134	94.22%	$0.19	$1.14	$45.97
7	1.528	0.7665	1.065%	1.1252	86.25%	$0.17	$1.31	$41.81
8	1.679	0.8423	0.740%	1.1335	95.47%	$0.19	$1.50	$46.23
9	1.768	0.8869	0.917%	1.1439	101.46%	$0.20	$1.71	$49.02
10	1.763	0.8844	1.271%	1.1585	102.45%	$0.20	$1.91	$49.31
11	1.697	0.8512	0.819%	1.1680	99.42%	$0.20	$2.11	$47.60
12	1.527	0.7661	1.093%	1.1807	90.45%	$0.18	$2.29	$42.93
13	1.391	0.6976	1.061%	1.1933	83.24%	$0.17	$2.46	$39.16
14	1.323	0.6639	1.298%	1.2088	80.25%	$0.16	$2.62	$37.50
15	1.112	0.5578	0.957%	1.2203	68.07%	$0.14	$2.76	$31.28
16	1.110	0.5568	0.884%	1.2311	68.55%	$0.14	$2.89	$31.38
17	1.039	0.5212	0.601%	1.2385	64.55%	$0.13	$3.02	$29.25
18	0.938	0.4706	0.608%	1.2460	58.64%	$0.12	$3.14	$26.18
19	1.128	0.5659	0.895%	1.2572	71.15%	$0.14	$3.28	$32.29
20	1.012	0.5078	0.624%	1.2650	64.23%	$0.13	$3.41	$28.71
21	0.907	0.4548	0.611%	1.2727	57.88%	$0.12	$3.53	$25.42
22	0.891	0.4468	0.525%	1.2794	57.17%	$0.11	$3.64	$24.94
23	0.838	0.4205	0.366%	1.2841	53.99%	$0.11	$3.75	$23.25
24	0.773	0.3876	0.707%	1.2932	50.13%	$0.10	$3.85	$21.22
25	0.770	0.3863	0.687%	1.3021	50.30%	$0.10	$3.95	$21.20
26	0.699	0.3506	0.579%	1.3096	45.92%	$0.09	$4.04	$18.92
27	0.656	0.3290	0.568%	1.3171	43.33%	$0.09	$4.13	$17.54
28	0.662	0.3323	0.976%	1.3299	44.19%	$0.09	$4.22	$17.88
29	0.835	0.4190	1.075%	1.3442	56.33%	$0.11	$4.33	$23.84
30	0.750	0.3762	1.986%	1.3709	51.58%	$0.10	$4.43	$21.36

			Annualized iPath® Indicative Value Return					-2.80%
			Total Return					-57.28%

Hypothetical Examples

A	B	C	D	E	F	G	H	I
Year	GBP/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	1.993	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	1.788	0.8970	4.108%	1.0411	93.38%	$0.19	$0.19	$46.50
2	1.789	0.8973	5.356%	1.0968	98.42%	$0.20	$0.38	$48.83
3	1.884	0.9452	7.168%	1.1755	111.11%	$0.22	$0.61	$54.95
4	1.801	0.9036	5.956%	1.2455	112.54%	$0.23	$0.83	$55.44
5	1.666	0.8360	5.959%	1.3197	110.32%	$0.22	$1.05	$54.11
6	1.687	0.8463	5.832%	1.3967	118.19%	$0.24	$1.29	$57.81
7	1.528	0.7665	6.745%	1.4909	114.28%	$0.23	$1.52	$55.62
8	1.679	0.8423	7.604%	1.6042	135.12%	$0.27	$1.79	$65.77
9	1.768	0.8869	6.664%	1.7111	151.77%	$0.30	$2.09	$73.79
10	1.763	0.8844	6.540%	1.8230	161.23%	$0.32	$2.41	$78.20
11	1.697	0.8512	6.520%	1.9419	165.30%	$0.33	$2.74	$79.91
12	1.527	0.7661	6.896%	2.0758	159.02%	$0.32	$3.06	$76.45
13	1.391	0.6976	8.357%	2.2493	156.91%	$0.31	$3.38	$75.08
14	1.323	0.6639	8.159%	2.4328	161.51%	$0.32	$3.70	$77.06
15	1.112	0.5578	7.477%	2.6147	145.85%	$0.29	$3.99	$68.94
16	1.110	0.5568	8.508%	2.8372	157.98%	$0.32	$4.31	$74.68
17	1.039	0.5212	10.442%	3.1334	163.31%	$0.33	$4.63	$77.02
18	0.938	0.4706	7.989%	3.3838	159.25%	$0.32	$4.95	$74.67
19	1.128	0.5659	9.145%	3.6932	209.01%	$0.42	$5.37	$99.13
20	1.012	0.5078	11.138%	4.1045	208.41%	$0.42	$5.79	$98.42
21	0.907	0.4548	9.083%	4.4773	203.63%	$0.41	$6.19	$95.62
22	0.891	0.4468	6.386%	4.7632	212.84%	$0.43	$6.62	$99.80
23	0.838	0.4205	7.334%	5.1126	214.97%	$0.43	$7.05	$100.44
24	0.773	0.3876	6.917%	5.4662	211.90%	$0.42	$7.47	$98.48
25	0.770	0.3863	7.556%	5.8793	227.10%	$0.45	$7.93	$105.62
26	0.699	0.3506	6.691%	6.2727	219.93%	$0.44	$8.37	$101.60
27	0.656	0.3290	5.991%	6.6484	218.73%	$0.44	$8.80	$100.56
28	0.662	0.3323	7.215%	7.1281	236.88%	$0.47	$9.28	$109.16
29	0.835	0.4190	6.099%	7.5629	316.91%	$0.63	$9.91	$148.54
30	0.750	0.3762	8.370%	8.1959	308.36%	$0.62	$10.53	$143.65

				Annualized iPath® Indicative Value Return				3.58%
					Total Return			187.31%

Hypothetical Examples

A	B	C	D	E	F	G	H	I
Year	GBP/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	1.993	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	1.968	0.9873	2.246%	1.0225	100.95%	$0.20	$0.20	$50.27
2	2.510	1.2592	2.464%	1.0477	131.93%	$0.26	$0.47	$65.50
3	2.595	1.3016	1.794%	1.0665	138.81%	$0.28	$0.74	$68.66
4	3.082	1.5459	1.470%	1.0821	167.29%	$0.33	$1.08	$82.57
5	3.049	1.5298	1.742%	1.1010	168.43%	$0.34	$1.41	$82.80
6	3.068	1.5388	1.124%	1.1134	171.33%	$0.34	$1.76	$83.91
7	3.088	1.5493	1.065%	1.1252	174.33%	$0.35	$2.11	$85.06
8	3.239	1.6249	0.740%	1.1335	184.18%	$0.37	$2.47	$89.62
9	3.064	1.5369	0.917%	1.1439	175.81%	$0.35	$2.83	$85.08
10	3.220	1.6152	1.271%	1.1585	187.11%	$0.37	$3.20	$90.36
11	3.421	1.7163	0.819%	1.1680	200.45%	$0.40	$3.60	$96.63
12	3.238	1.6245	1.093%	1.1807	191.81%	$0.38	$3.98	$91.92
13	2.953	1.4814	1.061%	1.1933	176.77%	$0.35	$4.34	$84.05
14	2.945	1.4773	1.298%	1.2088	178.57%	$0.36	$4.70	$84.59
15	2.712	1.3606	0.957%	1.2203	166.04%	$0.33	$5.03	$77.99
16	2.577	1.2929	0.884%	1.2311	159.17%	$0.32	$5.35	$74.24
17	3.035	1.5224	0.601%	1.2385	188.55%	$0.38	$5.72	$88.55
18	3.050	1.5300	0.608%	1.2460	190.64%	$0.38	$6.10	$89.22
19	2.960	1.4847	0.895%	1.2572	186.66%	$0.37	$6.48	$86.85
20	2.862	1.4359	0.624%	1.2650	181.64%	$0.36	$6.84	$83.98
21	3.062	1.5361	0.611%	1.2727	195.50%	$0.39	$7.23	$90.52
22	3.930	1.9717	0.525%	1.2794	252.27%	$0.50	$7.74	$118.40
23	3.746	1.8791	0.366%	1.2841	241.29%	$0.48	$8.22	$112.43
24	4.269	2.1416	0.707%	1.2932	276.95%	$0.55	$8.77	$129.70
25	4.111	2.0624	0.687%	1.3021	268.54%	$0.54	$9.31	$124.96
26	4.287	2.1508	0.579%	1.3096	281.68%	$0.56	$9.87	$130.96
27	4.123	2.0683	0.568%	1.3171	272.41%	$0.54	$10.42	$125.79
28	4.072	2.0429	0.976%	1.3299	271.70%	$0.54	$10.96	$124.89
29	3.843	1.9276	1.075%	1.3442	259.12%	$0.52	$11.48	$118.08
30	4.250	2.1320	1.986%	1.3709	292.28%	$0.58	$12.06	$134.08

				Annualized iPath® Indicative Value Return				3.34%
					Total Return			168.15%

Hypothetical Examples

A	B	C	D	E	F	G	H	I
Year	GBP/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	1.993	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	1.968	0.9873	4.108%	1.0411	102.78%	$0.21	$0.21	$51.19
2	2.510	1.2592	5.356%	1.0968	138.12%	$0.28	$0.48	$68.58
3	2.595	1.3016	7.168%	1.1755	153.00%	$0.31	$0.79	$75.71
4	3.082	1.5459	5.956%	1.2455	192.54%	$0.39	$1.17	$95.10
5	3.049	1.5298	5.959%	1.3197	201.88%	$0.40	$1.58	$99.36
6	3.068	1.5388	5.832%	1.3967	214.92%	$0.43	$2.01	$105.46
7	3.088	1.5493	6.745%	1.4909	230.99%	$0.46	$2.47	$113.02
8	3.239	1.6249	7.604%	1.6042	260.67%	$0.52	$2.99	$127.34
9	3.064	1.5369	6.664%	1.7111	262.98%	$0.53	$3.52	$127.97
10	3.220	1.6152	6.540%	1.8230	294.45%	$0.59	$4.10	$143.12
11	3.421	1.7163	6.520%	1.9419	333.29%	$0.67	$4.77	$161.87
12	3.238	1.6245	6.896%	2.0758	337.21%	$0.67	$5.45	$163.16
13	2.953	1.4814	8.357%	2.2493	333.21%	$0.67	$6.11	$160.50
14	2.945	1.4773	8.159%	2.4328	359.40%	$0.72	$6.83	$172.87
15	2.712	1.3606	7.477%	2.6147	355.77%	$0.71	$7.54	$170.34
16	2.577	1.2929	8.508%	2.8372	366.83%	$0.73	$8.28	$175.14
17	3.035	1.5224	10.442%	3.1334	477.05%	$0.95	$9.23	$229.29
18	3.050	1.5300	7.989%	3.3838	517.71%	$1.04	$10.27	$248.59
19	2.960	1.4847	9.145%	3.6932	548.34%	$1.10	$11.36	$262.81
20	2.862	1.4359	11.138%	4.1045	589.36%	$1.18	$12.54	$282.14
21	3.062	1.5361	9.083%	4.4773	687.74%	$1.38	$13.92	$329.95
22	3.930	1.9717	6.386%	4.7632	939.18%	$1.88	$15.79	$453.80
23	3.746	1.8791	7.334%	5.1126	960.70%	$1.92	$17.72	$462.63
24	4.269	2.1416	6.917%	5.4662	1170.67%	$2.34	$20.06	$565.28
25	4.111	2.0624	7.556%	5.8793	1212.53%	$2.43	$22.48	$583.78
26	4.287	2.1508	6.691%	6.2727	1349.14%	$2.70	$25.18	$649.39
27	4.123	2.0683	5.991%	6.6484	1375.11%	$2.75	$27.93	$659.62
28	4.072	2.0429	7.215%	7.1281	1456.24%	$2.91	$30.84	$697.28
29	3.843	1.9276	6.099%	7.5629	1457.85%	$2.92	$33.76	$695.16
30	4.250	2.1320	8.370%	8.1959	1747.39%	$3.49	$37.25	$836.44

				Annualized iPath® Indicative Value Return				9.85%
					Total Return			1572.88%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the GBP/USD exchange rate. Investing in the Securities is not equivalent to investing directly in the U.S. dollar, the British pound or other securities or future contracts linked to the GBP/USD exchange rate. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

You should also consider the tax consequences of investing in the Securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” in this pricing supplement.

Even If the Value of the GBP/USD Exchange Rate at Maturity or Upon Redemption Is Greater than It Was on the Inception Date, You May Receive Less than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon redemption, the GBP/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

You Will Not Benefit from any Increase in the GBP/USD Exchange Rate if Such Increase Is Not Reflected in the GBP/USD Exchange Rate on the Applicable Valuation Date

If the positive effect of any increase in the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the GBP/USD exchange rate (as enhanced or reduced by the accumulation component) as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities – Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally changes in the GBP/USD exchange rate will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	interest rates, especially the SONIA;

•	the volatility of the GBP/USD exchange rate;

•	economic, financial, political, regulatory, geographical or judicial events that affect the GBP/USD exchange rate; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The GBP/USD Exchange Rate Will be Influenced by Unpredictable Factors

The GBP/USD exchange rate is a result of the supply of, and demand for, each currency. Changes in the GBP/USD exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in the United Kingdom and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States and the United Kingdom, the trade and current account balance between the United States and the United Kingdom, inflation, interest rate levels, the performance of stock markets in the United States and the United Kingdom, the stability of the United States and British governments and banking systems, wars in which the United States or the United Kingdom is directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or the United Kingdom, and other foreseeable and unforeseeable events.

Certain relevant information relating to the United Kingdom may not be as well known or as rapidly or thoroughly reported in the United States as compared to U.S. developments. Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the British pound in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

The Liquidity, Trading Value and Amounts Payable Under the Securities Could be Affected by the Actions of the U.S. and U.K. Governments

Exchange rates of most economically developed nations, including the United States and the United Kingdom, are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the U.S. and U.K. governments, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of the U.S. or U.K. governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the British pound, the U.S. dollar or any other currency.

Even Though the U.S. Dollar and the British Pound Are Traded Around-the-Clock, the Securities Will Trade Only During Regular Trading Hours in the United States

The interbank market for the U.S. dollar and the British pound is a global, around-the-clock market. We have listed the Securities on NYSE Arca and the Securities trade only during the hours that NYSE Arca is open. To the extent that NYSE Arca is closed while the markets for the U.S. dollar and the British pound remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities.

Foreign Exchange Rate Information May Not Be Readily Available

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the GBP/USD exchange rate relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Historical Levels of the GBP/USD Exchange Rate Should Not Be Taken as an Indication of the Future Performance of the GBP/USD Exchange Rate During the Term of the Securities

It is impossible to predict whether the GBP/USD exchange rate will rise or fall. The actual performance of the GBP/USD exchange rate over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical level of the GBP/USD exchange rate.

Changes in the SONIA May Affect the Value of Your Securities

Because the value of the Securities is linked, in part, to the SONIA, changes in that rate will affect the amount payable on your Securities at maturity or upon redemption and, therefore, the market value of your Securities. Assuming the level of the GBP/USD exchange rate remains constant, an increase in the SONIA will increase the value of your Securities, while a decrease in the SONIA will decrease the value of your Securities.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

Owning the Securities Is Not the Same as Owning British Pounds

The return on your Securities will not reflect the return you would realize if you actually purchased British pounds and converted them into U.S. dollars on the applicable valuation date. The GBP/USD exchange rate is calculated by reference to the British pound relative to the U.S. dollar without taking into consideration the value of the British pound relative to other currencies or in other markets.

You Will Not Receive Interest Payments on the Securities or Have the Right to Receive British Pounds

You will not receive any periodic interest payments on the Securities. Your Securities will be paid in U.S. dollars, and you will have no right to receive delivery of British pounds.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca, there can be no assurance that a secondary market for the Securities will exist. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the U.S. Dollar, the British Pound or the GBP/USD Exchange Rate May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing U.S. dollars or British pounds, futures or options on U.S. dollars or British pounds or the GBP/USD exchange rate, or other derivative instruments with returns linked to the performance of the U.S. dollar or the British pound or the GBP/USD exchange rate, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of the U.S. dollar or the British pound and the GBP/USD exchange rate and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in U.S. dollars or British pounds, futures or options on U.S dollars or British pounds, and other investments relating to the U.S. dollar or the British pound or the GBP/USD exchange rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the U.S. dollar or the British pound or the level of the GBP/USD exchange rate and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to U.S. dollars or British pounds , futures or options on U.S. dollars or British pounds or the GBP/USD exchange rate, or other derivative instruments with returns linked to the performance of the U.S. dollar or the British pound or the GBP/USD exchange rate that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the GBP/USD exchange rate, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to the GBP/USD exchange rate and currencies generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the U.S. dollar or the British pound and the GBP/USD exchange rate and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

THE INDEX

We have obtained all information about the GBP/USD exchange rate from public sources, without independent verification.

The GBP/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the British pound and the U.S. dollar. When the British pound appreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) increases; when the British pound depreciates relative to the U.S. dollar, the GBP/USD exchange rate (and the value of the Securities) decreases. The GBP/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one British pound in the interbank market for settlement in two days, as reported each day shortly after 10:00 a.m. on Reuters page 1FED or any successor page.

U.S. dollars and British pounds are traded by all major foreign exchange traders around the world. The following table presents the level of the GBP/USD exchange rate at the end of each month since January 2000. We obtained the information set forth below from the Federal Reserve Bank of New York without independent verification. You should not take the historical GBP/USD exchange rate as an indication of future performance.

January 31, 2000	1.6183
February 29, 2000	1.5813
March 31, 2000	1.5953
April 28, 2000	1.5678
May 31, 2000	1.496
June 30, 2000	1.515
July 31, 2000	1.4976
August 31, 2000	1.4542
September 29, 2000	1.4719
October 31, 2000	1.4522
November 30, 2000	1.4188
December 29, 2000	1.4928
January 31, 2001	1.4628
February 28, 2001	1.4413
March 30, 2001	1.4205
April 30, 2001	1.4302
May 31, 2001	1.4179
June 29, 2001	1.4055
July 31, 2001	1.4273
August 31, 2001	1.4551
September 28, 2001	1.4664
October 31, 2001	1.4523
November 30, 2001	1.425
December 31, 2001	1.4543
January 31, 2002	1.4135
February 28, 2002	1.4136
March 29, 2002	1.4233
April 30, 2002	1.4577
May 31, 2002	1.4626
June 28, 2002	1.5306
July 31, 2002	1.5579
August 30, 2002	1.5505
September 30, 2002	1.5684
October 31, 2002	1.5621
November 29, 2002	1.5559

December 31, 2002	1.6095
January 31, 2003	1.6451
February 28, 2003	1.5753
March 31, 2003	1.5813
April 30, 2003	1.5968
May 30, 2003	1.64
June 30, 2003	1.6508
July 31, 2003	1.607
August 29, 2003	1.5795
September 30, 2003	1.6727
October 31, 2003	1.6933
November 28, 2003	1.7234
December 31, 2003	1.7913
January 30, 2004	1.8168
February 27, 2004	1.8603
March 31, 2004	1.8375
April 30, 2004	1.7783
May 31, 2004	1.8378
June 30, 2004	1.8149
July 30, 2004	1.8226
August 31, 2004	1.793
September 30, 2004	1.8057
October 29, 2004	1.8316
November 30, 2004	1.9115
December 31, 2004	1.9302
January 31, 2005	1.887
February 28, 2005	1.9229
March 31, 2005	1.8904
April 29, 2005	1.9108
May 31, 2005	1.8236
June 30, 2005	1.7928
July 29, 2005	1.7578
August 31, 2005	1.7886
September 30, 2005	1.7651
October 31, 2005	1.7735
November 30, 2005	1.7271
December 30, 2005	1.7208
January 31, 2006	1.7722
February 28, 2006	1.7467
March 31, 2006	1.7344
April 28, 2006	1.8104
May 31, 2006	1.8737
June 30, 2006	1.8454
July 31, 2006	1.8661
August 31, 2006	1.9044
September 29, 2006	1.8656
October 31, 2006	1.9014
November 30, 2006	1.9588
December 29, 2006	1.9592
January 31, 2007	1.9533
February 28, 2007	1.9594
March 30, 2007	1.9574
April 30, 2007	1.9962
May 31, 2007	1.9759
June 29, 2007	2.0051
July 31, 2007	2.032
August 31, 2007	2.0164
September 28, 2007	2.0349
October 31, 2007	2.0717
November 30, 2007	2.0642
December 31, 2007	2.0027
January 31, 2008	1.9878
February 29, 2008	1.9855
March 31, 2008	1.9878
April 30, 2008	1.9734
May 30, 2008	1.9711
June 30, 2008	1.9945
July 31, 2008	1.9874
August 29, 2008	1.8254
September 30, 2008	1.8012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The following graph illustrates the hypothetical performance of the index factor over the period from January 31, 1997 to September 30, 2008, as if the inception date had been January 31, 1997. The graph uses data for the GBP/USD exchange rate and the SONIA for that period. As described in this pricing supplement, the index factor on any given day will be equal to the currency component on that day times the accumulation component on that day. The hypothetical performance of the index factor in the following graph should be not interpreted as an indication of the actual or expected performance of the index factor for purposes of the Securities. Moreover, the performance of the index factor alone does not reflect the effect of the investor fee, which will reduce the value of the Securities.

Hypothetical Performance of the Index Factor

01/31/97 - 09/30/08

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally changes in the GBP/USD exchange rate will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, interest rates (including especially the SONIA), economic, financial, political, regulatory, geographical or judicial events that affect the GBP/USD exchange rate as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

We or an affiliate expect to calculate and publish the closing “indicative value” of your Securities on each trading day at www.ipathetn.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount x (Current Currency Component x Current Accumulation Component) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Currency Component = The most recent daily calculation of the currency component, determined as described in this pricing supplement;

Current Accumulation Component = The most recent daily calculation of the accumulation component, determined as described in this pricing supplement; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement.

Additionally, an “intraday” indicative value meant to approximate the intrinsic economic value of the securities will be calculated and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol GBB.IV For purposes of calculating this intraday indicative value, Bloomberg L.P. or a successor will use appropriate market data (for example, an average of live exchange rate from major financial institutions and market participants) available during the day to approximate the Index.

Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published quotations of the GBP/USD exchange rate from Reuters may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current GBP/USD exchange rate and therefore the indicative value of your Securities. The actual trading price of the Securities may be different from their indicative value.

As discussed in “Specific Terms of the Securities – Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all currency-linked notes are described in “Reference Assets – Currency Exchange Rates” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the GBP/USD exchange rate between the inception date and the final valuation date. Your cash payment at maturity will be equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The currency component on any given day will be equal to the GBP/USD exchange rate on that day (or, if such day is not a trading day, the GBP/USD exchange rate on the immediately preceding trading day) divided by the GBP/USD exchange rate on the inception date.

The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

The deposit rate on any given day is the SONIA minus 0.25%. The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of British pounds.

The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which equals (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

A valuation date is each business day from May 17, 2007 to May 7, 2037, inclusive, or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, May 7, 2037 as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently. We may consolidate the additional securities to form a single class with the outstanding Securities.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, business days, trading days, the index factor, the accumulation component, the default amount, the GBP/USD exchange rate on the inception date and on any valuation date, the currency component, the deposit rate; the SONIA, the investor fee, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of U.S. dollars or British pounds or instruments linked to the U.S. dollar, the British pound or the GBP/USD exchange rate prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the U.S. dollar or the British pound or the GBP/USD exchange rate;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to other similar exchange rates or currencies; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on the U.S. dollar or the British pound or listed or over-the-counter options, futures, or other instruments linked to the U.S. dollar or the British pound or the GBP/USD exchange rate, as well as other instruments designed to track the performance of the GBP/USD exchange rate or other currencies.

The hedging activity discussed above may have a positive effect on the GBP/USD exchange rate and, as a consequence, a negative effect on the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your Security as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Pursuant to Revenue Ruling 2008-1, the Securities should be treated as debt instruments denominated in British pounds. The tax treatment of your Securities may depend upon whether the Securities are properly treated as variable rate debt instruments, and this may depend upon whether or not it is reasonably expected that the average rate of return on the Securities during the first half of the Securities’ term will be significantly greater or less than the average rate of return on the Securities during the second half of the Securities’ term (“Front or Back-Loaded”). The issuer believes that the Securities should not be treated as Front or Back-Loaded and intends to report payments on the Securities in accordance with such position. Unless otherwise stated, the discussion below assumes that the Securities will not be Front or Back-Loaded.

The Securities should be treated as variable rate debt instruments subject to the original issue discount rules applicable to foreign currency-denominated notes. Under those rules, you must include OID in your gross income for federal income tax purposes as it accrues (regardless of your method of accounting), even though you will not receive cash attributable to that income until the sale, redemption or maturity of your Securities. In general, the effect of these rules is that you should be required to accrue an amount of OID with respect to your Securities for each taxable year that is equal to the accumulation component for that year minus the investor fee that accrued in such year.

More specifically, the amount of OID that you must include in income is calculated using a constant-yield method, and generally you will be required to include increasingly greater amounts of OID in income over the term of the Securities. You must determine OID for any accrual period in British pounds in the manner described below, and then translate the British pounds amount of OID into U.S. dollars. While it is not entirely clear, the amount of OID that accrues on each Security should be determined by assuming that the Security bears interest at a fixed rate that is equal to the yield that was reasonably expected for the Security as of the issue date for the Security (the “assumed fixed rate”).

However, as discussed below, the amount of the assumed fixed rate will have no consequence as long as the last day of your taxable year is also the last day of an accrual period in respect of the Securities. The annual amount of OID that you must include in income will equal the “daily portions” of the OID with respect to each Security for each day during the taxable year or portion of the taxable year that you hold the Security. Generally, the daily portions of OID are determined by allocating to each day in an “accrual period” the ratable portion of the OID allocable to the accrual period. The term accrual period means an interval of time with respect to which the accrual of OID is measured, and it may vary in length over the term of your Security. However, no accrual period may be longer than one year.

For purposes of accruing OID, all accrued amounts will initially be calculated in British pounds. The amount of OID allocable to an accrual period will be equal to the product of the “adjusted issue price” of the Security at the beginning of the accrual period and its “yield to maturity”. The adjusted issue price of the Security at the beginning of the first accrual period is its issue price and, on any day thereafter, is the sum of the issue price and the amount of OID that previously accrued in respect of the Securities. The issue price of each Security will be equal to the amount of British pounds that could have been purchased with $50 on the issue date. The yield to maturity is computed on the basis of compounding at the end of each accrual period and on the assumption that the Security bears interest at the assumed fixed rate. The amount of OID allocable to any accrual period must be increased (or decreased) if the OID that actually accrues during that accrual period (i.e., the accumulation component minus the investor fee for such period) exceeds (or is less than) the OID accrued on the basis of the assumed fixed rate. Thus, if you have an accrual period that ends on the last day of the taxable year, the total amount of OID that you will include in a taxable year will be equal to the accumulation component minus the investor fee, irrespective of the assumed fixed rate.

If the OID that actually accrued during an accrual period is a negative amount (because the investor fee exceeds the accumulation component for such period), it is unclear whether and when you should be able to deduct such negative amounts or offset such negative amounts against prior or future OID accruals in respect of your Securities. In such a case, you should consult your tax advisor on how to treat such amount.

You may determine the U.S. dollar amount of OID that you recognize in any accrual period by using one of two methods. Under the default method, the U.S. dollar amount of accrued OID is determined based on the average GBP/USD exchange rate for the accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). If you elect (or have previously elected and such election is still in effect) the second method, you would determine the U.S. dollar amount of OID accrued on the basis of the GBP/USD spot rate on the last day of the accrual period (or, in the case of a partial accrual period, the GBP/USD spot rate on the last day of the taxable year) or, if the last day of an accrual period is within five business days of the receipt of payment in respect of such OID, the spot rate on the date of receipt. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

Exchange gain or loss is determined when OID is considered paid (i.e., upon sale, redemption or maturity of your Securities), to the extent that the exchange rate on the date of payment differs from the exchange rate at which the OID was accrued. Any exchange gain or loss will generally be treated as U.S. source ordinary income or loss. Exchange gain or loss will only be recognized to the extent of the total gain or loss you recognize with respect to your Securities.

You will generally recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be the U.S. dollar cost of your Securities, adjusted by adding any OID or market discount that you previously included in income with respect to your Securities and decreased by any amortizable bond premium applied to reduce interest on your Securities. The gain or loss would be capital gain or loss, except to the extent that it is attributable to changes in the GBP/USD exchange rate over the term of your Securities. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held for more than one year.

If you acquire your Securities in the secondary market, special rules applicable to market discount, amortizable bond premium and acquisition premium may apply to you. For a further explanation of these rules, please see the discussion under the headings “Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes – Market Discount and Premium” and “Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes – Foreign Currency Notes” in the accompanying prospectus supplement.

If, contrary to the assumption above, the Securities are treated as Front or Back-Loaded, the Securities may be subject to the special contingent payment debt rules applicable to foreign-currency denominated debt instruments that provide for currency-based contingencies.

We urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations – Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of Barclays Global Investors Services, their affiliate and a member of the Financial Industry Regulatory Authority, Inc. (formerly NASD, Inc.), to promote the Securities and provide certain services relating to the Securities. Effective on or about December 31, 2008, Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Bank PLC and Barclays Capital Inc. and a member of the Financial Regulatory Authority, Inc. (formerly NASD, Inc.) will provide the services formerly provided by Barclays Global Investors Services. Barclays Global Investors Services or Barclays Global Investors Fund Distribution Company may receive a portion of the investor fee. Underwriting compensation will not exceed a total of 8% of proceeds.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclayscapital.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06739F176

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Securities to be redeemed: [        ]

Applicable Valuation Date: [                ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Medium-Term Notes, Series A, iPath® Exchange-Traded Notes due May 14, 2037 CUSIP No. 06739F176, redeemable for a cash amount based on the GBP/USD exchange rate (the “Securities”) hereby irrevocably elects to exercise, on the redemption date of                 , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

iPath® GBP/USD Exchange Rate ETN

MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

November 5, 2008

(to Prospectus dated August 27, 2008 and

Prospectus Supplement dated August 27, 2008)

Patent Pending

BCY-F-105-09008